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                                                                    Exhibit 99.1
PRESS RELEASE

CONSUMERS PACKAGING OPERATING UNDER PROTECTION OF THE COMPANIES' CREDITORS ARRANGEMENT ACT (CCAA)

TORONTO, ONTARIO--(May 23, 2001) Consumers Packaging Inc. (TSE: CGC) announced today that it has sought and obtained an Order of the Ontario Superior Court of Justice under the Companies' Creditors Arrangement Act (CCAA).

The Order stays legal proceedings against the Company in respect of its Canadian operations until June 22, and authorizes Consumers Packaging to develop a restructuring plan. The CCAA Order does not apply to the Company's non-Canadian holdings, including 60% owned Anchor Glass Container Corporation, based in Tampa Fl., and 100% owned GGC LLC, which operates the Glenshaw Glass plant in Glenshaw Pa.

The Order will enable the Company to continue operating in the normal course and to make payments to its employees, suppliers and others for goods and services received after the Order was issued. Consumers Packaging has secured access to sufficient funds from a banking syndicate to continue operations during this period.

The protection afforded by the Order allows the Company to stabilize its operations and permits the Independent Committee and management to develop a restructuring plan for its future operations. A plan may include the sale of some or all of the business. The Toronto office of KPMG Inc. has been appointed Monitor under the CCAA and will be assisting the Company in formulating its restructuring plan.

The Company is deferring scheduled interest payments on two series of bonds totaling U.S. $245 million and on other debts. The Company's financial statements for the year ended December 31, 2000, which were due to be filed with regulatory authorities by May 22, are expected to be filed by June 30, 2001. The completion of these financial statements has been delayed by the Company's restructuring plans. The Company acknowledges that the Ontario Securities Commission may impose (i) a management cease trade order (affecting directors, officers and insiders of Consumers Packaging at any time since September 30,
2000) and (ii) an issuer cease trade order if the financial statements are not filed by July 22, 2001. The Company confirms that it intends to comply with alternate information requirements as specified by securities regulators.

"This Order will allow us to continue to operate and service our customers during the CCAA period," said Brent Ballantyne, Chief Restructuring Officer and Chief Executive Officer. "We will continue to work with all key stakeholders in developing a plan that will address the Company's current financial needs."

Consumers Packaging employs approximately 2400 people in Canada. It manufactures and sells glass containers for the food and beverage industry. It commenced operations in 1917 and supplies approximately 85% of the glass containers used by the Canadian juice, food, beer, wines and liquor industries. In Canada, the company operates six facilities, three in Ontario (Toronto, Brampton and Milton), and one each in Quebec (Montreal), New Brunswick (Scoudouc) and British Columbia (Lavington). In the United States, it operates a plant in Glenshaw, Pennsylvania through its wholly owned subsidiary, GGC LLC (Glenshaw Glass).

Consumers Packaging also owns 60% of Anchor Glass Container Corporation, which is the third largest manufacturer of glass containers in the United States. It employs approximately 4,000 persons and operates nine glass manufacturing plants in the United States.

CONTACT:
Consumers Packaging Inc.
J. Patrick Howe

Tel:  (416) 232-3241 - or - (416) 598-0055 x299
Fax:  (416) 232-3635
Email: -phowe@consumersglass.com-
       -www.consumersglass.com-